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                                                                Exhibit 23(g)(3)

                        Century Capital Management Trust
                               One Liberty Square
                           Boston, Massachusetts 02109

State Street Bank and Trust Company
Lafayette Corporate Center
Legal Division LCC/2S 2
Avenue de Lafayette
Boston, MA  02111

         Re:  Century Capital Management Trust

Ladies and Gentlemen:

This is to advise you that Century Capital Management Trust ("the Fund") has established, effective July 31, 2001, a new series of shares to be known as Century Shares Trust. By this letter the Fund hereby requests that you act as Custodian for the new series under the terms of the Custodian Contract dated as of December 9, 1999, between the Fund and State Street Bank and Trust Company.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one copy for your records.

                             Sincerely,

                             CENTURY CAPITAL MANAGEMENT TRUST,
                             on behalf of its Century Shares Trust series

                             By:  /s/ Allan W. Fulkerson
                                      ----------------------

                             Name:  Allan W.  Fulkerson

                             Title:  Chairman

AGREED AND ACCEPTED:

STATE STREET BANK AND TRUST COMPANY


By:  /s/ Joseph L. Hooley
         --------------------
Name:    Joseph L. Hooley
Title:   Executive Vice President            Effective Date:  7/31/01, 2001
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